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                                                                      Exhibit 99


                              OPTICON MEDICAL, INC.
                            7001 Post Road, Suite 100
                                Dublin, OH 43016


                              FOR IMMEDIATE RELEASE

September 18, 2001

FOR FURTHER INFORMATION, CONTACT:
Beth Johnson
Opticon Medical, Inc.
(614)  336-2000

                 OPTICON MEDICAL ANNOUNCES MANAGEMENT SUCCESSION

         DUBLIN, OHIO . . . . Opticon Medical, Inc. (OTC Bulletin Board: OPMI)
today announced that Glenn D. Brunner has been elected to the position of President and Chief Executive Officer, effective October 1. Mr. Brunner's election comes following the resignation of William J. Post, who is stepping down to pursue other business interests. Mr. Post will remain active on the company's Board of Directors.

         Mr. Brunner, formerly the company's Vice President of Product Development, is a graduate of the University of Dayton School of Engineering and received his Masters in Biomedical Engineering from The Ohio State University. Prior to joining Opticon in May 2000, he was the Director of Global Technologies for Saint-Gobain Performance Plastics, and previously held various engineering and management positions with Medex, Inc.

         "Glenn is eminently qualified to take this company forward, and I am highly confident in his ability to drive us to success," Mr. Post commented.

         "I am grateful to our Board for their support and I welcome the opportunity to build on our favorable operational status," said Mr. Brunner. "Our progress in product line development is right on plan and we are very encouraged by the early results of our clinical trials."

         Opticon Medical is a development stage medical device company engaged in the development and marketing of a series of innovative and cost-effective products for use in urology and in the management of urinary incontinence. The company is currently engaged in clinical trials of its OPTION-vf(TM), a device for short-term urinary management. The OPTION-vf, configured for female patients, is the first in the OPTION-v(TM) series of urinary catheters that the Company intends to introduce to the market.


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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this news release that relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's lack of revenues or cash flow from operations, continuing losses and accumulated deficit, immediate capital needs, uncertainty of capital funding, product development risks, uncertainty of regulatory approval and market acceptance, dependence on a single product, dependence on others for manufacturing, lack of

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marketing and sales support, competition, and other risks detailed in the
Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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